UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2019

Hostess Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-37540	47-4168492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 East Armour Boulevard
Kansas City	MO	64111
(Address of principal executive offices)		(Zip Code)
(816) 701-4600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $0.0001 per share	TWNK	The Nasdaq Stock Market LLC
Warrants, each exercisable for a half share of Class A Common Stock	TWNKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.
On October 1, 2019, Hostess Brands, LLC (the "Borrower"), an indirect subsidiary of Hostess Brands, Inc. (the "Registrant"), successfully refinanced its $976,371,648.58 of term loans (the "Existing Term Loans") and its $100,000,000 of revolving credit facility commitments ("Existing Revolving Facility Commitments"), both under its Amended and Restated Third Lien Credit Agreement, dated as of August 3, 2015, as amended and restated on November 19, 2016, May 19, 2017 and November 20, 2017 (collectively, the "Amended and Restated First Lien Credit Agreement"), among HB Holdings LLC ("Holdings"), the Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent (the "First Lien Administrative Agent") and the lenders from time to time party thereto (the "Refinancing"). The Refinancing was accomplished pursuant to an Incremental Assumption and Amendment Agreement No. 4, dated as of October 1, 2019 (the "Incremental Assumption and Amendment Agreement"), among Holdings, the Borrower, the subsidiary loan parties party thereto, Hostess Holdco, LLC, the First Lien Administrative Agent and the Lenders party thereto (the "Refinancing Lenders") whereby the Refinancing Lenders made $976,371,648.58 aggregate principal amount of refinancing term loans (the "Refinancing Term Loans") to the Borrower and certain lenders agreed to make $100,000,000 of replacement revolving facility commitments ("Refinancing Revolving Facility Commitments") available to the Borrower under the Amended and Restated First Lien Credit Agreement. The proceeds of the Refinancing Term Loans were used to repay in full the Existing Term Loans and to pay certain fees and expenses incurred in connection with the foregoing. There are no amounts outstanding under the revolving credit facility. The Borrower paid approximately $8.0 million in lender and third party fees related to the Refinancing.

The foregoing description of the Incremental Assumption and Amendment is qualified in its entirety by the Incremental Assumption and Amendment No. 4 filed as Exhibit 10.1 hereto and incorporated by reference herein.

On October 1, 2019, immediately following the Refinancing, Holdings, the Borrower, the First Lien Administrative Agent and the Refinancing Lenders amended and restated the Amended and Restated First Lien Credit Agreement (as amended and restated, the "Fourth Amended and Restated First Lien Credit Agreement").

The Refinancing changed the interest rate applicable to any revolving facility loan to, at the Borrower’s option, either (a) a LIBOR rate (subject to a LIBOR floor of 0.75% per annum) plus an applicable margin of 2.25% per annum or (b) a base rate plus an applicable margin of 1.25% per annum, which is 125 basis points lower than the interest rate applicable to Revolving Facility Loans under the Amended and Restated First Lien Credit Agreement. The maturity date for any revolving facility loan was extended to August 3, 2024, a four year extension to the maturity date provided under the Amended and Restated First Lien Credit Agreement.

The Refinancing did not change the interest rates applicable to the Refinancing Term Loans but did extend the maturity date to August 3, 2025, a three year extension from the Existing Term Loans.

Other than described above, the terms, conditions and covenants applicable to the Refinancing Term Loans and the Refinancing Revolving Facility Commitments are substantially the same as the terms, conditions and other covenants that were applicable to the Existing Term Loans and Existing Revolving Facility Commitments under the Amended and Restated First Lien Credit Agreement.

The foregoing description of the Fourth Amended and Restated First Lien Credit Agreement is qualified in its entirety by the Fourth Amended and Restated First Lien Credit Agreement filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure provided in Item 1.01 of this Report is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibits
10.1	Incremental Assumption and Amendment Agreement No. 4, dated as of October 1, 2019
10.2	Fourth Amended and Restated First Lien Credit Agreement, dated as of October 1, 2019
104.1	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

HOSTESS BRANDS, INC.

Date: October 3, 2019	By:	/s/ Thomas A. Peterson
	Name:	Thomas A. Peterson
	Title:	Executive Vice President, Chief Financial Officer